Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

Feb. 11, 2015

Wisconsin Energy posts fourth quarter and full-year results for 2014

•	Adjusted fourth quarter earnings were 56 cents a share

•	Adjusted 2014 earnings were $2.65 a share

MILWAUKEE -- Wisconsin Energy (NYSE: WEC) today reported net income of $121.4 million or 53 cents a share for the fourth quarter of 2014. This compares to net income of $144.3 million or 63 cents a share for the fourth quarter of 2013.

Costs related to the acquisition of Integrys Energy reduced earnings by 3 cents a share in the most recent quarter. Excluding the effect of this item, adjusted earnings for the fourth quarter of 2014 were 56 cents a share.

Fourth quarter 2014 revenues rose to $1.23 billion, up from $1.18 billion recorded in the corresponding quarter a year ago. For the full-year 2014, revenues reached $5.00 billion versus $4.52 billion in the previous year.

Net income for the full year 2014 totaled $588.3 million or $2.59 a share -- compared to $577.4 million or $2.51 a share for 2013.

Costs related to the acquisition of Integrys Energy reduced 2014 earnings by 6 cents a share. Excluding the effect of this item, adjusted earnings for the year 2014 were $2.65 a share.

Major factors contributing to the year’s strong performance include colder winter temperatures that drove record demand for natural gas, effective overall cost controls, as well as lower medical and benefit costs.

Residential use of electricity in 2014 was down by 2.4 percent -- the result of cool summer weather. Consumption of electricity by small commercial and industrial customers dropped by 0.4 percent. Electricity deliveries to large commercial and industrial customers -- excluding the iron ore mines in Michigan's Upper Peninsula -- rose by 0.9 percent.

On a weather normal basis, total deliveries of electricity to retail customers -- excluding the iron ore mines -- rose by 0.4 percent in 2014.

“We saw strength from our large commercial and industrial customers throughout the year,” said Gale Klappa, chairman and chief executive. “Several sectors of our regional economy -- including paper manufacturing, food products, primary metals, and rubber and plastics -- showed steady improvement. And Wisconsin’s unemployment rate dropped to 5.2 percent at the end of 2014 -- well below the national average.

“In addition, we saw an uptick in customer growth during 2014, particularly in our natural gas distribution business,” Klappa added.

At the end of December, the company was serving 5,300 more electric customers and 9,100 more natural gas customers than the previous year.

“In summary, 2014 was another year of achievement for Wisconsin Energy,” Klappa noted. “We were named the most reliable utility in the Midwest for the fourth year in a row -- extending our strong track record of network reliability and customer satisfaction.

“We announced an important acquisition of Integrys Energy. We believe that the combination of our two companies will create the premier regulated utility system in the Midwest, with superior service and competitive pricing for years to come. And we delivered another year of solid earnings growth while making significant progress toward a dividend payout that is more competitive with our peers,” he said.

Earnings per share listed in this news release are on a fully diluted basis.

Conference call
A conference call is scheduled for 1 p.m. Central time on Feb. 11, 2015. The presentation will review 2014 fourth quarter and year-end earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen to the presentation.

The conference call may be accessed by dialing 866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The conference ID is 68795759. Access also may be gained through the company's website (wisconsinenergy.com). Select 'Fourth Quarter, Year-End Earnings Release and Conference Call' and then select 'Go to webcast.'

In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its fourth quarter and year-end performance. The materials will be available at 6:30 a.m. Central time on Feb. 11, 2015.

Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website by 5 p.m. Central time on Feb. 11, 2015. Access to a phone replay also will be available approximately two hours after the presentation and remain accessible through Feb. 25, 2015. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 68795759.

Non-GAAP Earnings Measures
Adjusted earnings (non-GAAP earnings), which generally exclude nonoperational items that are not associated with the company’s ongoing operations, are provided as a complement to, and should not be considered as an alternative to, reported earnings presented in accordance with GAAP. The excluded items are not indicative of the company’s operating performance. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors to understand Wisconsin Energy’s operating performance. Management uses such measures internally to evaluate the company’s performance and manage its operations.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and approximately 1.1 million natural gas customers in Wisconsin. The company's principal utility is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy (wisconsinenergy.com), a component of the S&P 500, has more than $15 billion of assets, 4,300 employees and approximately 40,000 stockholders of record.

Tables Follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,225.1	$1,178.3	$4,997.1	$4,519.0

Operating Expenses
Fuel and purchased power	275.4	266.8	1,223.3	1,153.0
Cost of gas sold	248.1	227.2	1,036.1	674.1
Other operation and maintenance	331.6	333.4	1,112.4	1,155.0
Depreciation and amortization	103.5	99.0	408.8	388.1
Property and revenue taxes	30.3	28.3	121.8	116.7
Total Operating Expenses	988.9	954.7	3,902.4	3,486.9

Treasury Grant	7.3	48.0	17.4	48.0

Operating Income	243.5	271.6	1,112.1	1,080.1

Equity in Earnings of Transmission Affiliate	13.2	17.5	66.0	68.5
Other Income and Deductions, net	1.3	3.5	13.4	18.8
Interest Expense, net	59.8	61.8	241.5	252.1

Income Before Income Taxes	198.2	230.8	950.0	915.3

Income Tax Expense	76.8	86.5	361.7	337.9

Net Income	$121.4	$144.3	$588.3	$577.4

Earnings Per Share
Basic	$0.54	$0.64	$2.61	$2.54
Diluted	$0.53	$0.63	$2.59	$2.51

Weighted Average Common Shares Outstanding (Millions)
Basic	225.5	226.2	225.6	227.6
Diluted	227.4	228.2	227.5	229.7

Dividends Per Share of Common Stock	$0.39	$0.3825	$1.56	$1.445

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31
	2014	2013
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$11,257.7	$10,906.6

Investments
Equity investment in transmission affiliate	424.1	402.7
Other	32.8	36.1
Total Investments	456.9	438.8

Current Assets
Cash and cash equivalents	61.9	26.0
Accounts receivable, net	352.1	406.0
Accrued revenues	291.3	321.1
Materials, supplies and inventories	400.6	329.4
Current deferred tax asset, net	242.7	310.0
Prepayments	148.2	145.7
Other	38.6	12.9
Total Current Assets	1,535.4	1,551.1

Deferred Charges and Other Assets
Regulatory assets	1,271.2	1,108.5
Goodwill	441.9	441.9
Other	200.3	322.5
Total Deferred Charges and Other Assets	1,913.4	1,872.9

Total Assets	$15,163.4	$14,769.4

Capitalization and Liabilities

Capitalization
Common equity	$4,419.7	$4,233.0
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,186.4	4,363.2
Total Capitalization	8,636.5	8,626.6

Current Liabilities
Long-term debt due currently	424.1	342.2
Short-term debt	617.6	537.4
Accounts payable	363.3	342.6
Accrued payroll and benefits	95.1	96.9
Other	168.6	177.3
Total Current Liabilities	1,668.7	1,496.4

Deferred Credits and Other Liabilities
Regulatory liabilities	830.6	879.1
Deferred income taxes - long-term	2,906.7	2,634.0
Deferred revenue, net	614.1	664.2
Pension and other benefit obligations	203.8	173.2
Other	303.0	295.9
Total Deferred Credits and Other Liabilities	4,858.2	4,646.4

Total Capitalization and Liabilities	$15,163.4	$14,769.4

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2014	2013
	(Millions of Dollars)
Operating Activities
Net income	$588.3	$577.4
Reconciliation to cash
Depreciation and amortization	419.4	400.2
Deferred income taxes and investment tax credits, net	328.1	312.7
Working capital and other	(138.1)	(59.3)
Cash Provided by Operating Activities	1,197.7	1,231.0

Investing Activities
Capital expenditures	(736.1)	(687.4)
Investment in transmission affiliate	(13.1)	(10.5)
Proceeds from asset sales	13.9	2.5
Cost of removal, net of salvage	(25.1)	(37.8)
Other, net	3.6	(12.6)
Cash Used in Investing Activities	(756.8)	(745.8)

Financing Activities
Common stock repurchased under benefit plans, net	(54.3)	(48.9)
Common stock repurchased under repurchase plan	(18.6)	(126.0)
Dividends paid on common stock	(352.0)	(328.9)
Change in debt, net	5.9	(3.4)
Other, net	14.0	12.4
Cash Used in Financing Activities	(405.0)	(494.8)

Change in Cash	35.9	(9.6)

Cash at Beginning of Year	26.0	35.6

Cash at End of Year	$61.9	$26.0